Exhibit 10.5

Dated

BATS TRADING LIMITED

and

MARK HEMSLEY

SERVICE AGREEMENT

Subject to Contract

Speechly Bircham LLP

6 St Andrew Street

London

EC4A 3LX

Tel: +44 (0)20427 6400

Fax: +44 (0)20427 6600

Ref     TM/JAB/323587

Doc    4844333.4

THIS AGREEMENT is made on the                     day of 2008

BETWEEN:

(1)	BATS TRADING LIMITED, a company, registered in England (registered no 6547680) whose registered office is at 6 St Andrew Street, London EC4A 3LX (the Company); and

(2)	MARK HEMSLEY of Reed Thatch, 25 Clare Hill, Esher, Surrey KT10 9NB (the Employee).

to record the terms on which the Employee is employed by the Company.

1.	DEFINITIONS

1.1	In this Agreement and the Addendum to this Agreement (unless otherwise stated)), the following definitions apply:

Board:	means the board of directors of the Company;

Confidential Information	includes any confidential information relating to customers or potential customers, employees, officers or shareholders of the Company or any Group Company, prices or pricing policies, marketing information, intellectual property, business plans or dealings, technical data, financial information and plans, designs, formulae, product lines, research activities, advisors’ reports, details of the experience, attributes, remuneration and personal information of persons employed or engaged by the Company or any Group Company, any document marked “Confidential” or “Secret”, or any information which the Employee has been told is confidential or which he might reasonably expect the Company or any Group Company to regard as confidential, or any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons.

Employment:	means the Employee’s employment with the Company on the terms of this Agreement;

FSA:	means the Financial Services Authority;

Group Company	means, in relation to the Company, any subsidiary or holding company, or any subsidiary of such a holding company (“holding company” and

“subsidiary” having the meanings set out in section 736 of the Companies Act 1985 as amended) or any subsidiary undertaking or parent undertaking or any subsidiary undertaking of such a parent undertaking (“parent undertaking”, “subsidiary undertaking” and “undertaking” having the meanings set out in sections 258 and 259 of the Companies Act 1985 as amended);

Regulations:	means the Working Time Regulations 1998;

Rules:	means the “rules” as defined in the FSA Handbook of rules and guidance and the rules, practices and customs of any applicable “overseas regulator” (as defined in the FSA Handbook of rules and guidance) and the rules, practices and customs of any applicable exchange or market and their clearing house, whether in the United Kingdom or overseas;

Termination Date:	means the date on which the Employment ends.

1.2	Any reference in this Agreement to any legislation means such legislation as amended or re-enacted and references in this Agreement to the singular shall include the plural and vice versa. Headings are for convenience only and shall not affect the construction of this Agreement.

1.3	The Employee agrees to be bound by the duties in both the Agreement and in the Addendum.

2.	CONDITIONAL EMPLOYMENT

2.1	The Employment will start on the date set out in clause 1 of the Addendum, subject to the condition that the Company receives a satisfactory background check regarding the Employee.

3.	APPOINTMENT

3.1	The Company will employ the Employee and the Employee will serve in the position set out in clause 2 of the Addendum, or in any other capacity reasonably required by the Company on the terms of this Agreement.

3.2	The Employee will report to the person named in the clause 2 of the Addendum.

3.3

The Employee represents to the Company that he is entitled to enter into this Agreement and to implement and carry out its terms and that by so doing he shall not be in breach of any obligation (contractual or otherwise) to any previous employer or other third party which may entitle that third party to damages or any other remedy at law.

4.	DURATION OF EMPLOYMENT

4.1	Subject to the condition in clause 2 (Conditional Employment) being satisfied, the Employment will start on the date set out in clause 1 of the Addendum and will continue on and subject to the terms of this Agreement unless or until terminated on the expiration of not less than the number of days prior written notice given by either party to the other as set out in the Addendum.

4.2	The normal retirement age applicable to the Employment shall be 65 years of age.

4.3	The Company may, in its absolute discretion, pay the Employee his basic salary and contractual benefits in lieu of all or part of any period of notice. Basic salary will be paid at the rate applicable when the Company exercises its right under this clause, and will be subject to such deductions as the Company is required to make. The value of contractual benefits will be based on the cost to the Company of providing those benefits at their most recent renewal date, pro rata for the period for which payment in lieu is being made. The Employee agrees that he will only be entitled to payment under this clause 4.3 if the Company notifies him in writing of its decision to make the payment in lieu of notice.

5.	DUTIES

5.1	The Employee will devote all his time, attention and skill to the Company’s business during normal working hours. He will carry out his duties diligently and exercise properly the powers assigned to him by the Board. He will do his best to promote the interests of the Company and Group Companies.

5.2	The Company may:

5.2.1	require the Employee to carry out different or additional duties as long as they are consistent with his status and position in the Company;

5.2.2	require the Employee to perform services for, or hold office in, any Group Company, without additional remuneration;

5.2.3	transfer the Employee’s Employment to any Group Company;

5.3	The Employee will carry out the lawful orders of the Board and will comply with the rules, policies and procedures of the Company and any Group Company, in force from time to time. None of those rules, policies or procedures will give him any contractual rights, unless they expressly provide otherwise.

5.4	The Employee will comply with the following:

5.4.1	the provisions of the Criminal Justice Act 1993 or any other legislation relating to insider trading or market abuse; and

5.4.2	all rules issued by the Company and any Group Company in relation to owning or trading securities.

5.5	The Employee will notify the Chief Executive Officer or the Senior Vice President of BATS Trading Inc immediately if he becomes aware of any matter which might have a material adverse affect on the interests of the Company or any Group Company giving all necessary particulars.

6.	INSIDER DEALING AND OWN ACCOUNT TRADING

6.1	The Employee may only enter into transactions on such exchanges and markets as the Company may expressly authorise from time to time and then only in relation to such shares, derivatives or other investments as are authorised by the Company in advance (Permitted Transactions). The Company has an internal policy on Permitted Transactions (including a list of companies from time to time in whose stocks trading is restricted, known as the ‘Restricted List’) which the Employee is cleared to enter into generally, which is set out in the Company’s personal account dealing notice. The Employee may only enter into Permitted Transactions and may not enter into any transaction which is not a Permitted Transaction whether directly or through any third party and whether for the Employee’s own account or the account of others. If the Employee enters into any transaction as a separate obligation the Employee must immediately give the Company details of the transaction as provided in the Company’s personal account dealing notice.

6.2	The Employee must not at any time enter into any transaction prohibited by Part V of the Criminal Justice Act 1993. The Employee confirms that the Employee has received a summary of the main provisions of that Act (contained in the Company’s compliance manual). The Employee understands that this summary is not exhaustive, and that the Employee should refer to that Act for the full text of the requirements imposed.

7.	HOURS OF WORK

7.1	The Employee will comply with the Company’s normal hours of work and any additional hours as are reasonably required to carry out his duties properly without additional remuneration.

7.2	The Employee agrees that the limit on working time in Regulation 4(1) of the Regulations will not apply to his Employment (Opt-Out). The Employee may (subject to the provisions of the Regulations and without prejudice to the other terms of this Agreement) give three months written notice to the Company that he wishes to withdraw his agreement to the Opt-Out.

8.	PLACE OF WORK

8.1	The Employee will be based at the Company’s office at a location in London to be confirmed.

8.2	The Company reserves the right to change the Employee’s place of work to another location in the United Kingdom. If, as a result of a change to his place of work the Employee has to relocate his main home, the Company will pay his previously agreed reasonable relocation costs and provide him with reasonable notice of such relocation.

8.3	The Employee may be required to travel both throughout and outside the United Kingdom including but not limited to the USA and Europe.

9.	REMUNERATION

9.1	The Company will pay the Employee a basic salary at the rate as set out in clause 6 of the Addendum, payable monthly in arrears by equal instalments. Salary will accrue from day to day and will be calculated on the basis of 260 working days per annum.

9.2	The Board will review the basic salary each year, usually in September, or from time to time at the discretion of the Board.

9.3	At any time, the Company may deduct all or part of any sums owed by the Employee to the Company or any Group Company including, but not limited to, any outstanding loans, advances, the cost of repairing any damage or loss to the Company’s property caused by him or salary paid in respect of excess holiday taken at the Termination Date from any sums due from the Company to the Employee (whether during or after the Termination Date) and without prejudice to the Company’s other rights and remedies.

9.4	The Employee may participate in the BATS Europe Milestone Bonus Plan (the Plan) (the 2008 Plan is attached at Schedule 2 of this Agreement), subject to the rules of that scheme, in force from time to time. The level of award for the period 1 April 2008 to 31 March 2009 is set out in clause 6.3 of the Addendum.

10.	PENSION AND LIFE ASSURANCE

10.1	On an annual basis, on or around 31 December in each year (or within 30 days of the Termination Date on the last calendar year of the Employment), the Company will make a contribution to a HM Revenue & Customs approved personal pension scheme nominated by the Employee from time to time for that purpose equal to the sum of the contributions made thereto by the Employee in that calendar year up to a maximum of the lesser of £10,000 (pro rata for the final year of the Employment based on the proportion of that calendar year expired as at the Termination Date) and 5% of the Employee’s basic salary referred to in clause 9.1 earned during that calendar year (Remuneration).

10.2	A contracting-out certificate pursuant to the provisions of the Pension Schemes Act 1993 is not in force for the Employment.

10.3	In the event that the Company provides life assurance cover then the Employee will be entitled to this cover assured at a sum equal to one times his annual basic salary, payable if he dies during the Employment subject to HM Customs & Revenue limits and to clause 13 (Conditions Applicable to insured Benefits).

11.	PRIVATE MEDICAL INSURANCE SCHEME

11.1	Subject to clause 13 (Conditions Applicable to Insured Benefits) the Employee and his wife and children under the age of 18 years or 22 years if the children are still in full time education (if he chooses to elect them) will be eligible to join the Company’s proposed private medical insurance scheme.

12.	PERMANENT HEALTH INSURANCE

12.1	Subject to clause 13 (Conditions Applicable to Insured Benefits), the Employee will be eligible to join the Company’s proposed permanent health insurance scheme, subject to the terms and conditions of the scheme, in force from time to time.

12.2	The provision of permanent health insurance does not restrict the Company’s rights to terminate the Employee’s Employment in accordance with the terms of this Agreement.

13.	CONDITIONS APPLICABLE TO INSURED BENEFITS

13.1	The terms of this clause 13 apply to the benefits referred to in causes 10.3 (Life Assurance), 11 (Private Medical Insurance) and 12 (Permanent Health Insurance) (the Insured Benefits).

13.2	The Employee’s participation in the Insured Benefits is subject to the terms of the relevant scheme in force from time to time. The Employee acknowledges that the decision on whether, and if so, to what extent, benefits may be provided to him in respect of Insured Benefits will be taken by the scheme insurer. The Employee agrees that he will have no claim against the Company or any Group Company relating to the provision of Insured Benefits.

13.3	The Employee’s participation in the Insured Benefits (and any other insurance-related benefit scheme in which he may participate from time to time) is subject to the normal underwriting requirements of the relevant scheme in force from time to time.

13.4	The Employee will not be eligible for any Insured Benefit in respect of which cover is not available from the Company’s chosen insurer or is only available from such insurer subject to additional premiums or conditions.

13.5

Eligibility for some benefits is conditional on the Employee being an employee of the Company either at a specified time (or times), or for a period (or periods) in respect of which benefit is paid. For the avoidance of doubt, the Company may dismiss the Employee at any time, and for any reason in accordance with the terms of this

Agreement, even if this results in the Employee losing any current or prospective entitlement to any Insured Benefits.

13.6	The Insured Benefits are provided subject to the terms, including for the avoidance of doubt, eligibility criteria, of the insurance policies taken out by the Company and in force from time to time. The Company will not provide any Insured Benefit if the relevant insurer does not accept its liability to make the relevant payment under the terms of the relevant policy.

13.7	Third party providers (e.g. insurers or pension providers) may from time to time provide additional information to the Employee. The Company does not accept responsibility for the accuracy of any such third party information and such information does not form part of the Employee’s contract of employment.

13.8	The Company may vary, replace or withdraw the provision of any of the Insured Benefits at its absolute discretion. The Company will be under no obligation to provide any compensation or any other benefit if it, at any time and for any reason, exercises such discretion.

14.	SHARE SCHEMES

14.1	At the absolute discretion of the Board, the Employee may be allowed to participate in such schemes as the Company may operate for employees of comparable status and upon such terms as the Board may from time to time determine.

14.2	The Employee shall have no claim against the Company or any Group Company in connection with the termination of his employment in relation to the provision of any agreement or otherwise which has the effect of requiring the Employee to sell or give up securities, options or rights to acquire the same and/or which causes any such options or rights to lapse or reduce in value.

15.	EXPENSES

15.1	The Company will reimburse the Employee for all reasonable business expenses incurred by him wholly and necessarily in the proper performance of his duties. Reimbursement of expenses will be made subject to the Company’s expenses policy in force from time to time including the production of documentary evidence satisfactory to the Company that such expenses have been properly incurred.

16.	HOLIDAYS

16.1	The Employee is entitled to 25 working days’ paid holiday in each holiday year (from 1 January to 31 December), in addition to bank and public holidays.

16.2	Holidays will accrue at the rate of 2.08 days per completed calendar month of service during the holiday year in question. Holiday entitlement will be rounded up to the nearest half day.

16.3	The Employee may carry forward up to 5 days’ holiday from one holiday year to the next.

16.4	The Company reserves the right to require the Employee to take all or any part of any accrued untaken holiday during any notice period.

16.5	The Employee will be entitled to pay in lieu of any accrued holiday which he has not taken by the Termination Date, except where the Employment is terminated under clause 25 (Immediate Termination}. If, by the Termination Date, the Employee has taken more holiday than has accrued to him, the Company may require him to repay the salary he received for those excess days. The Employee agrees that such salary may be deducted from future payments due to him from the Company in accordance with clause 9.3 (Remuneration).

17.	INCAPACITY

17.1	The Employee agrees to submit to a medical examination, at any time during the Employment, if asked to do so by the Company provided the Employee has been given reasonable notice. The Company will nominate a medical practitioner and meet all relevant charges. The Employee consents to the disclosure by such medical practitioner of the results of such examination to the Company, subject to the provisions of the Access to Medical Reports Act 1988 (if applicable).

17.2	If the Employee does not perform his duties for seven consecutive days or more because of ill-health or injury, he will provide the Company with a medical certificate.

17.3	Subject to the Company’s rights to terminate the Employment and to the Employee complying with the Company’s sickness reporting procedures, if the Employee cannot perform his duties because of ill-health or injury he will receive his contractual benefits only (excluding salary) in full during the first three months (whether or not consecutive) of his incapacity in any 12 month period. Any payment of salary or provision of further benefit in a 12-month period will be entirely at the Company’s absolute discretion.

17.4	The Company will pay the Employee statutory sick pay in accordance with the Social Security Contributions and Benefits Act 1992. Any remuneration paid to him will be deemed to include statutory sick pay.

17.5	If the Employee receives compensation for loss of earnings from a third party or health insurance scheme relating to a period during which he received or is receiving any payments from the Company, the Company may reduce any future amounts payable to him to reflect that compensation.

17.6	The Company may terminate the Employment on statutory minimum notice plus one week if, as a result of ill-health or injury the Employee is prevented from performing his duties for an aggregate period of 130 working days in any period of 12 consecutive months.

18.	CONFIDENTIALITY

18.1	During his Employment, the Employee will not use or disclose, directly or indirectly, any trade secrets or Confidential Information belonging to the Company or any Group Company, except to allow him to carry out his duties properly or as required by law.

18.2	The obligations contained in clause 18.1 will continue to apply to the Employee after his Employment ends, for so long as the information referred to in clause 18.1 remains confidential. This obligation will, however, cease where such information or knowledge comes into the public domain, otherwise than by reason of any default on the part of the Employee.

18.3	During his Employment the Employee will not make any notes or memoranda relating to any aspect of the business of the Company or any Group Company (Memoranda) which are not for the benefit of the Company or Group Company. All Memoranda made by the Employee will belong to the Company.

18.4	The Company and any Group Company may, from time to time be entrusted with confidential or proprietary information, trade secrets or intellectual property belonging to third parties (Third Party Confidential Information). The Employee will comply with any contractual undertakings or obligations which the Company or any Group Company imposes on employees in respect of Third Party Confidential Information. He will enter into any confidentiality undertaking with any third party that the Company or any Group Company may require.

19.	DATA PROTECTION AND MONITORING OF OFFICE EQUIPMENT

19.1	The Employee consents to the Company and any Group Company holding and processing (both electronically and manually) personal data, including sensitive personal data (Data), relating to him for the purposes of business, personnel and pensions administration and management and for compliance with any laws and regulations applicable to the Company or any Group Company.

19.2	For the purposes of the Data Protection Act 1998 (DPA), the Company is a Data Controller and may process personal data during the course of the Employee’s Employment to enable it to carry out its function properly. The Employee authorises the Company in accordance with the provisions of the DPA and any regulations made under it to process Data relating to him and, where appropriate, to transfer process and store such Data outside the European Economic Area (as defined from time to time).

19.3	The Company will from time to time engage third parties (Data Processors) to store, manage and process Data both within and outside the European Economic Area. The Employee authorises the Company as Data Controller in accordance with the provisions of the DPA and any regulations made under it to utilise Data Processors as and when required.

19.4	The Employee will only access and use the Company’s computer and electronic equipment for the purposes of the Company’s business and for reasonable access to non work related matters subject to any IT policy in force from time to time.

19.5	The Company from time to time monitors its communication and electronic equipment including, without limitation, the Company’s telephone and facsimile system, information stored on the Company’s computer equipment {including floppy disks, zip drives or any other electronic files or means of storage that are the property of the Company) and the Company’s e-mail and internet systems. The Employee acknowledges that the Company undertakes such monitoring and gives his consent and authorisation to it.

20.	OTHER ACTIVITIES DURING EMPLOYMENT

20.1	During his Employment the Employee will not, in any capacity be involved in providing services, directly or indirectly, to any other person in respect of any other business, trade or occupation unless he has first obtained the prior written consent from his manager and it is unrelated to the Company’s business.

20.2	The restriction in clause 20.1 will not prevent the Employee from holding up to 3% of any securities in any company, whether or not the securities are quoted on any recognised investment exchange.

21.	INTELLECTUAL PROPERTY RIGHTS

21.1	The Employee acknowledges that in the course of the Employment and as part of his duties he may conceive or make, individually or with others, certain inventions, ideas, discoveries, developments, writings, designs, drawings, improvements and innovations, whether or not patentable, or capable of registration (collectively Inventions); and he may develop or produce, individually or with others, certain works in which copyright and/or unregistered design right will subsist in various media, including but not limited to electronic materials (collectively. Creative Works), and agrees that he will promptly disclose in writing to the Company all inventions and Creative Works.

21.2	Intellectual Property means patents, trade marks and service marks, rights in designs, trade or business names, copyrights (including rights in computer software), database rights (whether or not any of these are registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

21.3	The Employee acknowledges that any Inventions or Creative Works and any and all Intellectual Property subsisting or which may in the future subsist in such Inventions or Creative Works whether or not conceived or made during working hours, including, without limitation, those which;

21.3.1	relate in any manner to the business of the Company or any Group Company or to its actual or demonstrably anticipated activities; or

21.3.2	result from or are made in the course of the Employee’s employment by the Company; or

21.3.3	involve the use of any equipment, supplies, facilities, confidential information, documents, Intellectual Property or time of the Company or any other Group Company,

will on creation vest in and be the exclusive property of the Company in the United Kingdom or any other part of the universe and where the same does not automatically vest as aforesaid the Employee agrees to assign the same to the Company (or as it may direct) or in me case of any future copyright in the same the Employee hereby assigns such copyright to the Company.

21.4	The Employee agrees that, without limitation to the foregoing:

21.4.1	any Invention disclosed by the Employee to a third person or described in a patent or registered design application filed by the Employee or on the Employee’s behalf; and

21.4.2	any Creative Work disclosed to a third person, published or the subject of an application for copyright or other registration filed by the Employee or on the Employee’s behalf,

during the Employment (including any period of garden leave) and then for the period in respect of which any payment in lieu of notice is made, will be presumed to have been written, developed, produced, conceived or made by the Employee during the Employment, unless proved by the Employee to have been written, developed, produced, conceived or made by the Employee following the termination of the Employment In the event an Employee is dismissed for any reason under clause 25 (Immediate Termination) or clause 9 of the Addendum this clause 21.4 will be applicable for a period of six months following the Termination Date.

21.5	The Employee hereby irrevocably waives any rights which he may have in the Inventions or the Creative Works which are or have been conferred on him by chapter IV of Part I of the Copyright. Designs and Patents Act 1988 headed “Moral Rights” and by any other laws of a similar or equivalent nature in any of the countries of the world.

21.6

The Employee will also, at the Company’s request and expense, provide reasonable cooperation in executing specific assignments of any Inventions or Creative Work and execute, acknowledge and deliver such other documents and take such further action as the company may require, at any time during or subsequent to the period of the Employment, to vest or evidence title in Inventions or Creative Works in the Company (or as it may direct) and to obtain, maintain and defend the Intellectual

Property in the Inventions or Creative Works in any and all countries or to otherwise give effect to the provisions of this agreement

21.7	The Employee hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause 21 and acknowledges in favour of any third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

21.8	The Employee shall not negligently or intentionally do or permit to be done any act or omit to do any thing which might imperil, jeopardise or prejudice any of the rights referred to in this clause 21 or which might invalidate or prejudice any application made by the Company for Intellectual Property.

22.	RETURN OF PROPERTY

22.1	At any time during the Employment, including during any Garden Leave Period, the Company may require the Employee to return promptly to the Company:

22.1.1	all Confidential Information and all original and copy documents, software and any other information-storing medium belonging or relating to the business of the Company or any Group Company; and

22.1.2	any other property belonging to the Company or any Group Company or belonging to any third party who has provided the property to the Company or any Group Company for the use of that company which is in his possession or under his control.

22.2	The Employee will confirm in writing that he has complied fully with his obligations under this clause, if required to do so by the Company.

22.3	During or for 60 days after the Employment ends, the Employee will co-operate with any reasonable request from the Company, providing the Company has reasonable cause to believe that the Employee has such information in his possession, to provide access (including passwords) to any computer, personal digital assistant (PDA), organiser or other equipment in his possession, or under his control, which contains information or material relating to the Company or any Group Company or any of their clients, employees or suppliers. This obligation applies to equipment owned by the Company, any Group Company, the Employee or anyone else. The Employee will permit the Company to inspect, copy or remove any material relating to the business of the Company or any Group Company.

23.	GARDEN LEAVE

23.1	At any time after the Company or the Employee has given notice to terminate the Employment or after the Employee resigns without giving the required notice where the Company does not accept his resignation but treats the Employee’s resignation as his giving notice under clause 4, the Company may:

23.1.1	change the Employee’s duties in whatever way it decides is appropriate;

23.1.2	totally withdraw all the Employee’s powers and responsibilities;

23.1.3	require that the Employee does not contact or communicate with any clients, employees or suppliers of the Company or any Group Company about any aspect of the business of the Company or any Group Company;

23.1.4	prohibit the Employee from entering any premises of the Company or any Group Company;

23.1.5	require that the Employee complies with any or all of his obligations under clause 22 (Return of Property)

for a maximum period of the number of days as set out in the Addendum (the Garden Leave Period).

23.2	At any time during the Garden Leave Period, the Board may require the Employee to resign immediately from his directorship or other office with the Company and any Group Company.

23.3	During any Garden Leave Period, unless the Board agrees otherwise, the Employee will not:

23.3.1	do any work, whether paid or unpaid, for any third party;

23.3.2	hold himself out as a director or other officer of the Company or any Group Company if he no longer holds office with such company;

23.3.3	make any comment to any person, save for immediate family members and professional advisors, about the change to his duties, except to confirm that he is on Garden Leave.

23.4	The Employee acknowledges that he will remain employed by the Company on the terms of this Agreement during any Garden Leave Period and, in particular, he remains bound by the express obligations contained in this Agreement except as varied by this clause 23 and by the implied obligations of good faith and confidentiality owed by an employee to his employer.

23.5	The Company will continue to pay the Employee’s basic salary and provide contractual benefits during any Garden Leave Period as long as he complies with his obligations under this Agreement.

23.6	At the end of the Garden Leave Period, the Company reserves the right to make a payment to the Employee in lieu of basic salary in accordance with clause 4.3

(Duration of Employment) in respect of any unexpired period of notice given or deemed by the Company to be given.

23.7	The Company’s rights under this clause are distinct from the Company’s right to suspend the Employee to investigate any allegations against him in accordance with clause 24 (Suspension).

24.	SUSPENSION

24.1	The Company may suspend the Employee on basic salary and contractual benefits for a reasonable period to investigate any allegations of the Employee’s involvement in any matter referred to in clause 25 (Immediate Termination) or any misconduct or alleged breach of the terms of this Agreement and pending any disciplinary decision. During the period of suspension, the Employee will not attend work but will provide whatever co-operation and assistance the Company may require to allow it to complete its investigations. The Employee will not take any holiday while he is suspended unless the Board expressly allows him to do so.

25.	IMMEDIATE TERMINATION

25.1	The Company may, without prejudice to its other rights and remedies, terminate the Employee’s Employment with immediate effect without payment in lieu of notice or compensation if, at any time:

25.1.1	the Employee is guilty of dishonesty, or other gross misconduct, or gross incompetence or commits any serious or persistent breach of the terms of this Agreement; or

25.1.2	the Employee acts in any way (whether in the course of his Employment or not) which, in the reasonable opinion of the Board brings or may bring him or the Company or any Group Company into disrepute; or

25.1.3	the Employee becomes bankrupt, applies for or has a receiving order under Section 286 Insolvency Act 1986 made against him, or has any order made against him to reach a voluntary arrangement as defined by Section 253 of that Act; or

25.1.4	the Employee is of unsound mind; or

25.1.5	the Employee engages in conduct which, in the reasonable opinion of the Board is unacceptable, or continues to perform his duties, after being given a written warning, in a manner which in the reasonable opinion of the Board is unacceptable, or

25.1.6	the Employee is convicted of a criminal offence other than a road traffic offence not punishable by imprisonment; or

25.1.7	the Employee is guilty of any material breach of the disciplinary rules of the Company from time to time in force and from time to time applicable to him; or

25.1.8	the continued employment of the Employee reasonably appears to the Company to contravene United Kingdom immigration law.

26.	EVENTS ON TERMINATION

26.1	When his Employment ends, the Employee will:

26.1.1	transfer (without payment) to the Company, or as the Company may direct, any qualifying or nominee shares which he holds in any Group Company; and

26.1.2	return to the Company all property belonging or relating to the Company or any Group Company which is in his possession or under his control on the Termination Date, including, in addition to those items listed in clause 22 (Return of Property), the Employee’s mobile, laptop, Blackberry, keys, passes and Company credit card.

26.2	The Employee agrees that, after the Termination Date, he will not hold himself out as having any ongoing connection with the Company or any Group Company.

26.3	The Employee will confirm in writing that he has complied fully with his obligations under this clause, if asked to do so by the Company.

27.	RESTRICTIONS AFTER EMPLOYMENT ENDS

27.1	The Employee recognises that, whilst performing his duties for the Company and any Group Company, he will have access to trade secrets and confidential information belonging to the Company and Group Companies and will obtain personal knowledge of and influence over its or their customers, clients, suppliers and employees. The Employee therefore agrees that the restrictions in Schedule 1 to this Agreement are reasonable and necessary to protect the legitimate business interests of the Company and Group Companies.

27.2	The Employee agrees that if he receives any offer of employment or other work, either during the Employment or during the Restricted Period (as defined in Schedule 1 to this Agreement), he will give the person offering the employment or other work a copy of this Agreement and will draw their attention to clauses 20 (Other Activities during Employment), 23 (Garden Leave), this clause 27 and to Schedule 1 of this Agreement.

28.	GRIEVANCE, DISMISSAL AND DISCIPLINARY PROCEDURES

28.1	The disciplinary rules and the disciplinary and dismissals procedures as created and modified from time to time applicable to the Employee are available from the

Company Secretary and specify to whom the Employee can apply if dissatisfied with any disciplinary decision relating to him or any decision to dismiss him and the manner in which any such an application should be made. The disciplinary rules have contractual force and effect but the disciplinary and dismissals procedures do not have contractual force and effect unless otherwise stated.

28.2	The grievance procedure applicable to the Employee is available from the Company Secretary and specifies to whom the Employee can apply for the purpose of seeking redress of any grievance relating to his employment and the manner in which any such application should be made. The grievance procedures do not have contractual force and effect unless otherwise stated.

29.	LIQUIDATION FOR RECONSTRUCTION OR AMALGAMATION

29.1	The Employee will have no claim against the Company if his Employment is terminated by the liquidation of the Company, for the purposes of amalgamation or reconstruction, provided that he is offered employment with any successor undertaking on terms which are not substantially less favourable overall than the terms of this Agreement.

30.	SEVERABILITY

30.1	The provisions of this Agreement and the attached Schedules are severable. If any provision (or any identifiable part of any provision) is held to be invalid or unenforceable by any court of competent jurisdiction, then such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions.

31.	NOTICES

31.1	Any notice given under this agreement shall be in writing. Notice given to the Company shall be served by sending it by pre-paid recorded delivery or registered post to the Company’s chairman from time to time, by sending it by fax to the fax number notified by him or by emailing to the email address notified by him to the Employee from time to time. Notice given to the Employee must be given to him personally or sent by first class post to his last known address. Any such notice shall be deemed to have been received:

31.1.1	if delivered personally, at the time of delivery;

31.1.2	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

31.1.3	in the case of fax, at the time of transmission; and

31.1.4	in the case of email, at the time of arrival in the chairman’s inbox.

31.2	In proving such service it shall be sufficient to prove that the envelope containing such notice was:

31.2.1	addressed to the address of the chairman or the Employee and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post;

31.2.2	transmitted by fax to the fax number of the chairman; or

31.2.3	sent by email to the then current email address of the chairman.

32.	STATUTORY PARTICULARS

32.1	The statutory particulars of employment to which the Employee is entitled under the Employment Rights Act 1996 are contained in this Agreement and the Addendum.

33.	THIRD PARTIES

33.1	Only the parties to this Agreement and any Group Company may enforce and take the benefit of this Agreement in accordance with the Contracts (Rights of Third Parties) Act 1999, subject to the terms of this Agreement Pursuant to the Contracts (Rights of Third Parties) Act 1999, no other person may enforce the terms of this Agreement against the Company.

34.	UNFAIR CONTRACT TERMS ACT 1977

34.1	The Employee acknowledges that he has the opportunity to receive independent legal advice on the terms of this Agreement prior to entering into this Agreement.

35.	PRIOR AGREEMENTS

35.1	Save as expressly referred to in this Agreement or the Addendum, this Agreement cancels and is in substitution for all previous agreements, understandings and arrangements (whether oral or in writing) in relation to any of the matters dealt with in it between the Company and/or any Group Company and the Employee, all of which shall be deemed to have been terminated by mutual consent. This Agreement constitutes the entire terms and conditions of the Employee’s Employment. The Employee confirms that he has not been persuaded to enter into this Agreement by any representation which is not set out in the Agreement. The Employee waives all his rights arising from any representation given in connection with this Agreement, other than his rights to claim a breach of the terms of this Agreement. This waiver of rights does not apply to any fraudulent representation.

35.2	This Agreement whilst marked “Subject to Contract” will be binding upon the parties upon completion.

35.3	There are no collective agreements which directly affect the terms and conditions of the Employee’s Employment.

36.	GOVERNING LAW

36.1	This Agreement will be governed by and construed in accordance with the laws of England and each of the parties submits to the exclusive jurisdiction of the English courts.

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed on the day and year first written above.

EXECUTED as a Deed by	)	/s/ Kenneth E. Conklin III
BATS TRADING LIMITED	)

Director/Secretary; and		/s/ Eric Swanson
Director/Secretary

EXECUTED as a Deed by	)	/s/ Mark Hemsley
MARK HEMSLEY	)
in the presence of:	)

Name	/s/ W. Garner
W.GARNER

Address	6 ST ANDREW ST EC4A 3LX

Occupation	SOLICITOR

ADDENDUM

1.	CONDITIONAL EMPLOYMENT

1.1	The Employment will start on 21 April 2008.

2.	APPOINTMENT

2.1	The Company will employ the Employee and the Employee will serve as Chief Executive Officer, or in any other capacity reasonably required by the Company on the terms of this Agreement.

2.2	The Employee will also serve as a director of the Company, and any Group Company that the Company may direct, subject to the articles of association of the relevant company. If there is any conflict between the terms of this Agreement and the articles of association, the articles will prevail. The Employee has no contractual right to hold such appointment. The parties acknowledge and agree that the Employee will stand in the position of a fiduciary in relation to the Company and any Group Company.

2.3	The Company will maintain in force on a continuing basis during the Employment such directors’ and officers’ liability insurance as it may consider appropriate to cover the period during which the Employee is a director of the company or any company in the Group.

2.4	The Employee will report to the Chief Executive Officer and the Senior Vice President of BATS Trading Inc and, in the absence of any specific directions from the Board (but subject always to the memorandum and articles of association of the Company and any Group Company, shall have general control and responsibility for the management of the business of the Company.

3.	DURATION OF EMPLOYMENT

3.1	Subject to the condition in clause 2 (Conditional Employment) of the Agreement being satisfied, the Employment will start on the date set out in clause 1 of the Addendum and will continue on and subject to the terms of this Agreement unless or until terminated on the expiration of not less than 90 days’ prior written notice given by either party to the other.

4.	ADDITIONAL DUTIES

4.1	The Employee will comply with the “Model Code” issued as part of the Listing Rules issued by the UK Listing Authority and the rules of any other relevant recognised investment exchange; and

4.2	The Employee acknowledges that he is in the position of a fiduciary having regard to the nature and seniority of his position and owes a duty to disclose to the Company his own misdeeds and those of any other person employed or engaged by the Company or any Group Company.

4.3	The Employee will not make any profit from the Employment save as provided in this Agreement.

4.4	The Employee will act responsibly and in good faith in discharging the Employee’s duties and will, at all times, act in accordance with the terms and spirit of the Rules

4.5	Without limiting the generality of clause 4.4 of the Addendum the Employee will:

4.5.1	not negligently or intentionally do or fail to do anything that would put the Company in breach of any of the Rules;

4.5.2	at all times comply with Company’s procedures for ensuring ongoing compliance with the Rules including (without limitation) the Company’s compliance manual from time to time in force.

4.5.3	assist the Company in ensuring compliance with the regulatory obligations imposed upon it (or them) and its (or their) employees from time to time including under the Rules;

4.5.4	complete such compliance questionnaires and provide such information in relation to the Employee’s compliance with the Company’s polices and procedures and the Rules as the Company may from time to time reasonably require;

4.5.5	at the Company’s expense, attend such training courses, lectures and workshops as the Company may from time to time reasonably require for the purpose of maintaining the Employee’s skills, knowledge and expertise, including those set out in the Rules;

4.5.6	make himself available for such interviews as the Employee may be required to attend by the FSA or any relevant overseas regulator, or any relevant exchange or market or their clearing house;

4.5.7	give proper co-operation to the Company during the course of any hearing involving the Company before any body, tribunal or panel constituted under the Rules or in any arbitration proceedings and in so doing the Employee will answer all questions fully and truthfully, produce any documents or materials that are requested and attend all hearings or proceedings at which the Employee’s attendance is required; and

4.5.8	comply with any and all warnings, orders, directions, decisions and awards made by the FSA or any relevant overseas regulator, or any relevant exchange or market or their clearinghouse or as a result of arbitration proceedings.

4.6	The Employee agrees that the Company may take such action as the Company (in its absolute discretion) decides is necessary or is directed by the FSA or any overseas regulator, or any relevant exchange or market or their clearing house in connection with any investigation or proceedings undertaken by the FSA or any relevant overseas regulator, or any relevant exchange or market or their clearing house Including (but not limited to):

4.6.1	disclosing to the FSA or any relevant overseas regulator, or any relevant exchange or market or their clearing house such information as may be required by them; or

4.6.2	restricting, suspending or withdrawing the Employee’s registration with the FSA or any relevant overseas regulator, or any relevant exchange or market or their clearing house.

4.7	The Employee must notify the Company of the existence of any fact or matter which the Employee reasonably believes might give rise to any investigation or disciplinary action being brought by the FSA or any relevant overseas regulator, or any relevant exchange or market or their clearing house involving either the Employee, the Company or any employee or representative of the Company.

5.	REGULATORY OBLIGATIONS

5.1	It is a condition of the Employee’s employment that he is and remains at all material times, a fit and proper person for the purposes of the FSA Handbook of Rules and Guidance and any similar regulatory requirements (FSA Handbook)

5.2	Without prejudice to the other terms of this contract:

5.2.1	the Company will be entitled to summarily terminate the Employee’s employment without notice or payment in lieu of notice in the event that he should cease to be a fit and proper person for the purposes of the FSA Handbook;

5.2.2	the Employee will comply with the statements of principle governing the conduct of individual employees in controlled positions as set out from time to time in the FSA Handbook;

5.2.3	the Employee will comply with and assist the Company (and any Group Company) in ensuring compliance with the regulatory obligations imposed upon it (or them including without limitation complying with all and any arrangements the Company has put in place to ensure compliance with such regulatory obligations) and their employees from time to time including under the FSA Handbook;

5.2.4	if the Employee is found to have submitted any false or misleading information to the Company in connection with his application for employment with the Company, then the Company may terminate his employment summarily and without notice or payment in lieu of notice;

5.2.5	the Employee will attend such training courses, lectures and workshops as the Company may from time to time reasonably require for the purpose of maintaining his skills, knowledge and expertise, including those set out in the FSA Handbook applicable to him from time to time;

5.2.6	the Employee will promptly bring to the attention of the Company any breach of FSA or other regulatory guidelines, rules or principles whether such breach has been committed by him or another person.

6.	REMUNERATION

6.1	The Company will pay the Employee a basic salary at the rate of £187,500 per annum, payable monthly in arrears by equal instalments.

6.2	The basic salary referred to in clause 9.1 of the Agreement includes any fees to which the Employee may be entitled as a director of the Company or any Group Company.

6.3	For the period 1 April 2008 to 31 March 2009 the Employee will receive 188 Bonus Plan Units as defined in and in accordance with the Plan. The Board will review the Plan and/or a substituted bonus arrangement and the Employee’s level of award there under annually and can vary or withdraw the Plan or any such substituted bonus arrangement at any time following arty annual review. Neither eligibility to participate nor payment of bonus in respect of any previous period gives rise to any right, expectation or entitlement for the Employee to receive any future payment or as to the amount of any such payment. The Employee will not be entitled to a bonus under the Plan in any event if he is not in employment or is subject to notice (whether served by the Company or by the Employee) on the bonus payment date.

7.	EXPENSES

7.1	The Employee will be provided with a credit card which must only be used for business expenses subject to the Company’s policy in force from time to time. The Employee shall repay to the Company immediately on demand any sums charged to such card which the Company does not accept as business expenses in accordance with clause 15.1 of the Agreement. The Company reserves the right to make deductions in respect of all or any part of any such sum due from the Employee to the Company in accordance with clause 9.3 of the Agreement (Remuneration).

8.	GARDEN LEAVE

8.1	The Employee’s Garden Leave Period as defined in clause 23 will be for a maximum period of 90 days.

9.	IMMEDIATE TERMINATION

9.1	The Company may also, without prejudice to its other rights and remedies, terminate the Employee’s Employment with immediate effect without payment in lieu of notice or compensation if, at any time:

9.1.1	the Employee resigns as a director of the Company or any Group Company, or his directorship with the Company or any Group Company otherwise ends, without the written consent of the Board. For the avoidance of doubt, if the Employee resigns his directorships pursuant to clause 11 of the Addendum, this will constitute written consent for the purposes of this provision; or

9.1.2	the Employee is disqualified by law from being a director.

10.	EVENTS ON TERMINATION

10.1	When his Employment ends, the Employee will also comply with his obligations under clause 11 of the Addendum (Resignation of Directorships).

11.	RESIGNATION OF DIRECTORSHIPS

11.1	Unless the Board directs otherwise, the Employee will resign immediately from all directorships and other offices with the Company and any Group Company, without compensation for loss of office, in the following circumstances:

11.1.1	the termination of his Employment; or

11.1.2	either party giving notice to terminate this Agreement; or

11.1.3	the Company exercising its rights under clause 23.2 (Garden Leave).

11.2	The Employee hereby irrevocably appoints any director of the Company to be his authorised attorney to do all things and to execute all documents in his name and on his behalf as may be necessary to effect his obligations under this clause. A letter signed by any director or secretary of the Company certifying that anything done or any document executed under the authority conferred by this clause and under clause 23.2 (Garden Leave) will be conclusive evidence of the same.

11.3	The termination of any directorship or other office which the Employee holds in the course of his Employment will not be a breach of the terms of this Agreement by the Company.

Schedule 1

Restrictions after Employment Ends

1.	The Employee agrees that, during the Restricted Period, he will not be involved, directly or indirectly, in any facility whose primary line of business is the supply of Restricted Services.

2.	The Employee agrees that, during the Restricted Period, he will not act in competition with the Company or any Group Company, directly or indirectly, in any capacity by:

2.1	in respect of Restricted Services, soliciting or enticing away or endeavouring to solicit or entice away from the Company or any Group Company any Customer or Prospective Customer;

2.2	providing Restricted Services to any Customer or Prospective Customer;

2.3	soliciting or enticing away from or endeavouring to solicit or entice away from the Company or any Group Company any Key Employee;

2.4	employing from the Company or any Group Company any Key Employee;

2.5	interfering with the arrangements between the Company or any Group Company and any Supplier.

3.	The Employee agrees that he will not at any time following the Termination Date represent himself as connected with the Company or any Group Company in any capacity.

4.	The Company accepts, as trustee for each Group Company, the benefit of all undertakings given by the Employee in this Schedule to any Group Company.

5.	The provisions of this Schedule are severable and if any provision or identifiable part is held to be unenforceable by any court of competent jurisdiction, then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts of this Schedule.

6.	None of the restrictions in this Schedule shall prevent the Employee from:

6.1	holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not listed or dealt in on a recognised stock exchange; or

6.2

being engaged or concerned in any business concern insofar as the Employee’s duties or work shall relate solely to geographical areas where that business concern is not in competition with any business of the Company or any Group Company in respect of which the Employee was either materially involved or in respect of which the Employee had access to Confidential Information or for which the Employee was responsible at any time during the Relevant Period.

7.	For the purposes of this Schedule, the following words have the meanings set out below:

Confidential Information:	means Confidential Information as described in clause 1 (Definitions) of the Agreement;

Customer:	means any person with whom the Company or any Group Company

(i) has, at the Termination Date, arrangements in place pursuant to which the Company or any Group Company supplies goods or services; or

(ii) with whom the Company or any Group Company has been in the habit of dealing at any time during the Relevant Period; and

(iii) in relation to whom the Employee had access to Confidential Information at any time during the Relevant Period; or

(iv) with whom the Employee has had personal contact or dealings in the course of his Employment at any time during the Relevant Period;

Key Employee:	means any person who is employed or engaged to provide services personally at the Termination Date by the Company or any Group Company, and who, during the Relevant Period, had material contact with the Employee; and

(i) who reported to the Employee; or

(ii) who had material contact with customers or suppliers of the Company or any Group Company in the course of his or her employment; or

(iii) who was a member of the Board or reported directly to a member of the Board; or who was a member of the senior management team of the Company or any Group Company.

Prospective Customer:	means any person to whom, at the Termination Date, the Company or any Group Company is in active negotiations with regarding the supply of goods or services and in each case:

(i) with whom the Employee has had personal contact or dealings in the course of his Employment at any time during the Relevant Period; or

(ii) in relation to whom the Employee had access to Confidential Information at any time during the Relevant Period.

Relevant Period:	means, where the Employee’s duties, powers and responsibilities are totally withdrawn in accordance with clause 23.1.2 of the Agreement (Garden Leave), the period of 12 months immediately before the start of the Garden Leave Period (as defined in the Agreement); and otherwise, the period of 12 months ending on the Termination Date, and in either case, the period of the Employee’s Employment if he has been employed by the Company for less than 12 months.

Restricted Period:	means the period of 6 months in relation to clause 1 of this Schedule and 12 months in relation to clause 2 of this Schedule immediately following the Termination Date, reduced by a period equal to the length of any Garden Leave Period imposed in accordance with clause 23 of the Agreement (Garden Leave).

Restricted Services:	means the development, operation, maintenance, promotion or management of a displayed market centre in which buyers and sellers are brought together to trade financial instruments, which instruments include equities and or any other financial instrument for which the Company operates, or is actively planning the operation of, a displayed market centre, or any other business operated or actively being planned at the Termination Date with the Company or any Group Company.

Supplier:	means any person with whom the Company or any Group Company has, at the Termination Date, arrangements in place for the supply of goods or services materially related to the Company’s or any Group Company’s provision of Restricted Services.

Schedule 2

BATS Europe Milestone Bonus Plan 2008